UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                             SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                            (Amendment No. 4)*


                   Conversion Technologies International Inc.
                       __________________________________
                                (Name of Issuer)

                                  Common Stock
                         _____________________________
                         (Title of Class of Securities)

                                   212546 10 5
                             ________________________

                                   CUSIP Number

                                 February 14, 2000
                              ________________________
              (Date of Event Which Requires Filing of this Statement)

____________________________________________________________

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
	[X] Rule 13d-1 (b)
	[  ] Rule 13d-1 (c)
	[  ] Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  212546 10 5                    			     Page 2 of 9

_________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Technology Funding Partners III, LP
_________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)  [  ]
                                                (b)  [ X]

_________________________________________________________________
(3) SEC USE ONLY

_________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                      								    Delaware
_________________________________________________________________

                 				(5)  SOLE VOTING POWER 	             -0-
NUMBER OF SHARES
BENEFICIALLY OWNED   (6)  SHARED VOTING POWER      	    69,180
BY EACH REPORTING
PERSON WITH		        (7)  SOLE DISPOSITIVE POWER          -0-

            			      (8)  SHARED DISPOSITIVE POWER      69,180

__________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
 													          							                				     69,180
_________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                               										0.91%
_________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
            					                                        PN

_________________________________________________________________

CUSIP No.  212546 10 5                       			     Page 3 of 9

_________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Technology Funding Partners V, An Aggressive Growth Fund, LP
_________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             		(a)  [  ]
                                               		(b)  [ X]

_________________________________________________________________
(3) SEC USE ONLY

_________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                          								    Delaware
_________________________________________________________________

                    				(5)  SOLE VOTING POWER          -0-
NUMBER OF SHARES
BENEFICIALLY OWNED      (6)  SHARED VOTING POWER      207,547
BY EACH REPORTING
PERSON WITH		           (7)  SOLE DISPOSITIVE POWER     -0-

               			      (8)  SHARED DISPOSITIVE POWER 207,547
_________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
    											                              									207,547
_________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                         2.74%
________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
   					 									                                        PN
_________________________________________________________________

CUSIP No.  212546 10 5                       			     Page 4 of 9
_________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Technology Funding Inc.
_________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [  ]
                                               	    (b)  [ X]

_________________________________________________________________
(3) SEC USE ONLY

_________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                              								California
_________________________________________________________________

               			     (5)  SOLE VOTING POWER 	         -0-
NUMBER OF SHARES
BENEFICIALLY OWNED     (6)  SHARED VOTING POWER       276,727
BY EACH REPORTING
PERSON WITH		          (7)  SOLE DISPOSITIVE POWER       -0-

                		     (8)  SHARED DISPOSITIVE POWER   276,727
_________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
       					      	            							  															276,727
_________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                      		3.66%
_________________________________________________________________
(12)  TYPE OF REPORTING PERSON*

           					                                      		IA,CO
_________________________________________________________________
PAGE>
CUSIP No.  212546 10 5                       			     Page 5 of 9
_________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Technology Funding Ltd.
_________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [  ]
                                                    (b)  [ X]

_________________________________________________________________
(3) SEC USE ONLY

_________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                            									California
_________________________________________________________________

                    				(5)  SOLE VOTING POWER	         -0-
NUMBER OF SHARES
BENEFICIALLY OWNED      (6)  SHARED VOTING POWER       276,727
BY EACH REPORTING
PERSON WITH		           (7)  SOLE DISPOSITIVE POWER      -0-

               			      (8)  SHARED DISPOSITIVE POWER  276,727
_________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                        			 						 																				276,727
_________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES               									[    ]

_________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           					     										   							3.66%
_________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
     					      									                              		IA,PN
_________________________________________________________________

CUSIP No.  212546 10 5                       			     Page 6 of 9

_________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Charles R. Kokesh
_________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                   									(a)  [  ]
                                   									(b)  [ X]

_________________________________________________________________
(3) SEC USE ONLY

_________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                              						United States of America
_________________________________________________________________

                 				(5) SOLE VOTING POWER           -0-
NUMBER OF SHARES
BENEFICIALLY OWNED  	(6) SHARED VOTING POWER      276,727
BY EACH REPORTING
PERSON WITH		        (7) SOLE DISPOSITIVE POWER      -0-

             		      (8) SHARED DISPOSITIVE POWER  276,727
_________________________________________________________________
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
         								        											 				     					276,727
_________________________________________________________________
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
 					     										                               		3.66%
_________________________________________________________________
(12) TYPE OF REPORTING PERSON*
                                          									HC,IN

_________________________________________________________________
PAGE>
CUSIP No.  212546 10 5                     			     Page 7  of 9

_________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Gregory T. George
_________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               		(a)  [  ]
                                               		(b)  [ X]

_________________________________________________________________
(3) SEC USE ONLY

_________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                               						United States of America
_________________________________________________________________

                 				(5) SOLE VOTING POWER 	         -0-
NUMBER OF SHARES
BENEFICIALLY OWNED  	(6) SHARED VOTING POWER        276,727
BY EACH REPORTING
PERSON WITH	  	      (7) SOLE DISPOSITIVE POWER       -0-

             		      (8) SHARED DISPOSITIVE POWER   276,727
_________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
             								                               276,727
_________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
									 [    ]
_________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        					     										    					3.66%
_________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                        					    				 HC,IN

_________________________________________________________________

CUSIP No.  212546 10 5                     			     Page 8  of 9

_________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Peter F. Bernardoni
_________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)  [   ]
                                                (b)  [ X]

_________________________________________________________________
(3) SEC USE ONLY

_________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                 United States of America
_________________________________________________________________

                 				(5)  SOLE VOTING POWER          -0-
NUMBER OF SHARES
BENEFICIALLY OWNED  	(6)  SHARED VOTING POWER      276,727
BY EACH REPORTING
PERSON WITH		        (7)  SOLE DISPOSITIVE POWER     -0-

            			      (8)  SHARED DISPOSITIVE POWER 276,727
_________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON   			    					                        276, 727
_________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                             									3.66%
_________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                            									HC,IN
_________________________________________________________________

CUSIP No.  212546 10 5                        			     Page 9 of 9

Item 1.

(a) Name of Issuer: Conversion Technologies International, Inc.

(b) Address of Issuer's Principal Executive Offices:

    7 Bartola Drive, St. Augustine, FL  32086


Item 2.

(a) Name of Person(s) Filing:

    Technology Funding Partners III, LP
    Technology Funding Venture Partners V, An Aggressive Growth Fund, LP Technology Funding Inc.
    Technology Funding Ltd.
    Charles R. Kokesh
    Gregory T. George
    Peter F. Bernardoni

(b) Address of Principal Business Office:

    2000 Alameda de las Pulgas, Suite 250, San Mateo,California,94403


(c) Citizenship:

    United States


(d) Title of Class of Securities:

    Common Stock


(e) CUSIP Number:

    212546 10 5

Item 3.
If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)[ ]Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)[ ]Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)[ ]Insurance company as defined in section 3(a)(19) of the Act
 (15 U.S.C. 78c).
(d)[ ]Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)[ ]An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
(f)[ ]An employee benefit plan or endowment fund in accordance with
 Section 240.13d-1(b)(1)(ii)(F);
(g)[ ]A parent holding company or control person in accordance with
 Section 240.13d-1(b)(1)(ii)(G);
(h)[ ]A savings associations as defined in Section 3(b) of the Federal
 Deposit Insurance Act (12 U.S.C. 1813);
(i)[ ]A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
 (15 U.S.C. 80a-3);
(j)[X]Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.
Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)Amount beneficially owned: 276,727
(b)Percent of class:  3.66%
(c)Number of shares as to which the person has:
(i)Sole power to vote or to direct the vote               -0-
(ii)Shared power to vote or to direct the vote         276,727
(iii)Sole power to dispose or to direct the disposition of -0-
(iv)Shared power to dispose or to direct the disposition of	276,727

Item 5.
This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.
Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.
Identification and Classification of the Subsidiary Which Acquired the
 Security Being Reported on By the Parent Holding Company

Not Applicable

Item 8.

Identification and Classification of Members of the Group

Technology Funding Ltd. and Technology Funding Inc. are the investment advisers to Technology Funding Partners III, L.P., and Technology Funding Venture Partners V, An Aggressive Growth Fund, LP (the "Funds").
 Mr. Kokesh and Mr. George are general partners of Technology Funding Ltd. Mr. Kokesh, Mr. George and Mr. Bernardoni are officers of Technology Funding Inc. the shareholder of the Funds.

Item 9.
Notice of Dissolution of Group

Not Applicable

Item 10.   Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000   Technology Funding Partners III, LP

                            By: Technology Funding Inc.,
                                Managing General Partner

                                By:  /s/  Charles R. Kokesh
                                     Charles R. Kokesh
                                     Chief Executive Officer


Dated: February 14, 2000 Technology Funding Venture Partners V,
                         An Aggressive Growth Fund, LP

                         By:    Technology Funding Inc.,
                                Managing General Partner

                                By:     /s/  Charles R. Kokesh
                                        Charles R. Kokesh
                                        Chief Executive Officer

Dated:   February 14, 2000      Technology Funding Inc.
                                A California Corporation

                                By:      /s/  Charles R. Kokesh
                                         Charles R. Kokesh
                                         Chief Executive Officer


Dated:   February 14, 2000      Technology Funding Ltd.
                                A California Limited Partnership

                                By:      /s/  Charles R. Kokesh
                                         Charles R. Kokesh
                                         Managing General Partner


Dated:   February 14, 2000      By:      /s/  Charles R. Kokesh
                                         Charles R. Kokesh

Dated:   February 14, 2000      By:      /s/  Gregory T. George
                                         Gregory T. George

Dated:   February 14, 2000      By:      /s/  Peter F. Bernardoni
                                         Peter F. Bernardoni